Exhibit 10.3

FOR IMMEDIATE RELEASE

PATIENT SAFETY TECHNOLOGIES REPORTS FIRST QUARTER 2012 RESULTS

Record number of new facility implementations during Q1 2012

Customer installed base up 79% since the end of 2011

First quarter normalized (non-gaap) revenue growth of 131%

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IRVINE, CA, May 15th, 2012 – Patient Safety Technologies, Inc. (the “Company”, OTCBB:PSTX, OTCQB:PSTX) today announced results for its first quarter of 2012 ended March 31st, 2012.

Expanded Customer Base and Financial Highlights

During the first quarter of 2012 the Company successfully implemented its SurgiCount Safety-Sponge® System in an additional 51 facilities, more than in any previous quarter, growing its total installed customer base to 149.  This compares to 74 facilities as of the end of the first quarter of 2011 and 98 as of the end of the fourth quarter of 2011.  Additionally, subsequent to the end of the first quarter 2012, the Company has successfully implemented the Safety-Sponge® System in an additional 26 facilities through the date of this press release, bringing the Company’s current installed base to more than 175, representing growth of 79% since the end of 2011.  Additionally, the Company currently has signed agreements with additional stand-alone hospitals and hospital systems representing an additional 89 facilities, the majority of which are currently expected to complete their implementation by approximately the late summer of 2012.  This expanded user base brings the total facilities currently using the Safety-Sponge® System and those covered with signed agreements and expected implementations to over 264.  Although not necessarily proportional to reported revenues, the number of hospitals using the Company’s products is a good indicator of its underlying business.

Total revenue for the first quarter of 2012 was $3.1 million. This compares with total revenue for the first quarter of 2011 of $2.0 million, representing year over year growth in reported quarterly revenue of 57%.  First quarter of 2011 revenue of $2.0 million included approximately $0.6 million of revenue from filling a $10 million Forward Order to our exclusive distributor, Cardinal Health.  There was no revenue reported from the delivery of Forward Order inventory during the first quarter of 2012.  Excluding the effect of the Forward Order on reported first quarter 2011 revenue, first quarter 2012 year over year Normalized Revenue growth (as defined below, a non-GAAP measure) was 131%.

Additionally, the Company ended the first quarter of 2012 with outstanding backorders of $1.2 million.  This compares to outstanding backorders of approximately $0.3 million at the end of the fourth quarter of 2011. The Company currently expects to ship the vast majority, if not all, of these backorders during the second quarter of 2012.

Operating expenses totaled $2.5 million for the first quarter of 2012, an increase of $0.8 million compared to $1.8 million of operating expenses during the same period in 2011. The increase in operating expenses was primarily due to higher one-time costs associated with the 51 successful new customer implementations during the first quarter of 2012 as compared to 4 implementations during the first quarter of 2011.  Total one-time implementation costs in the first quarter of 2012 were approximately $0.6 million, as compared to approximately $0.1 million during the first quarter of 2011.

During the first quarter of 2012 the Company generated an Adjusted Operating Loss (as defined below) of $0.7 million and a GAAP operating loss of $1.3 million.  This compares with an Adjusted Operating Loss of $0.8 million and a GAAP operating loss of $0.8 million generated during the first quarter of 2011.  The primary reasons for the lower Adjusted Operating Loss during the first quarter of 2012 as compared to the comparable prior year period was higher reported revenues partially offset by the higher one-time implementation expenses associated with the significantly larger number of new facilities successfully implemented during that time period.

“During the first quarter of 2012 we successfully implemented more new hospitals than in any previous quarter in our history, and to date in the second quarter that activity level has continued to grow.  Our installed base is up 79% since the beginning of 2012 and we currently have signed agreements and scheduled implementation dates with another 89 facilities, representing an incremental 51% growth in our customer base from current levels, stated Brian E. Stewart, President and Chief Executive Officer of Patient Safety Technologies, Inc.  “Increasingly hospitals are deciding they will no longer tolerate retained surgical sponges and our market adoption continues to accelerate.  With our market leading positions and the overwhelming clinical and economic evidence supporting the Safety-Sponge® System, we feel we are uniquely positioned to become the standard of care,” continued Mr. Stewart.

Capital Raise

The Company also announced today that it had signed agreements to raise $3.5 million in gross proceeds through the issuance in a private placement of 2.5 million restricted common shares at a price of $1.40 per share.  No warrants or other securities were issued in connection with the common shares and investors included a number of existing shareholders.  The offering is subject to customary conditions to closing and is currently expected to close within several days.

The Company's first quarter of 2012 financial statements are included in its Quarterly Report on Form 10-Q filed by the company on May 15th, 2012 and available at the SEC's website at www.sec.gov.

Reconciliation of GAAP to Non-GAAP Results (Unaudited)

Non-GAAP Measures:

	For the Three Months Ended March 31,
($ in 000’s)	2012	2011
Reported Revenue	$3,102.3	$1,970.7
Less: Forward Order effect	-	(627.8)
Normalized Revenue	3,102.3	1,342.9

Reported Operating Loss	(1,302.0)	$(830.8)
Less: Forward Order effect	-	(343.2)
Plus: Stock based compensation	199.7	149.7
Plus: Depreciation and amortization	367.1	211.6
Adjusted Operating Loss	$(735.2)	$(812.7)

To supplement the Company's presentation of revenue and operating income and (loss) measured in accordance with GAAP, we also use a non-GAAP measure of revenue, herein defined as Normalized Revenue, and operating income, herein defined as Adjusted Operating Income (in the event this amount is negative it is herein defined as Adjusted Operating Loss).  Reconciliation of GAAP revenue to Normalized Revenue and operating income to Adjusted Operating Income or Loss for the first quarters of 2012 and 2011 are shown above.  How we define these non-GAAP measures herein may not be consistent with how we have defined this non-GAAP measure historically, including but not limited to including the impact from Forward Order revenue, or stocking order revenue (see the Company’s Quarterly Report on Form 10-Q for a discussion on the Forward Order).

Non-GAAP measures are provided to enhance investors' overall understanding of the Company's current financial performance, prospects for the future and as a means to evaluate period-to-period comparisons. The Company believes that the use of non-GAAP revenue and operating income provides meaningful supplemental information regarding financial performance by excluding certain revenues, expenses and benefits that may not be indicative of recurring core business operating results. The Company believes these non-GAAP measures, which excludes the effects of the Forward Order and the non-cash expenses of depreciation, amortization and stock based compensation (and occasionally along with certain events believed to be one time in nature) when viewed with GAAP results and the accompanying reconciliation, enhances the comparability of results against prior periods and allows for greater transparency of financial results.  The Company believes these non-GAAP measures facilitate management's internal comparison of the Company's financial performance to that of prior periods as well as trend analysis for budgeting and planning purposes. The presentation of these non-GAAP measures is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

About Patient Safety Technologies, Inc. and SurgiCount Medical
Patient Safety Technologies, Inc., through its wholly-owned operating subsidiary SurgiCount Medical, Inc., provides the Safety-Sponge® System, a solution proven to improve patient safety and reduce healthcare costs by preventing one of the most common errors in surgery, retained foreign objects.  For more information, contact SurgiCount Medical, Inc. at (949) 387-2277 or visit www.surgicountmedical.com.

Forward Looking Statements

Statements in this press release regarding our business that are not historical facts are "forward-looking statements" (within the meaning of Section 21E of the Securities Exchange Act of 1934) that involve risks and uncertainties. Forward-looking statements reflect our management's current views with respect to future events and financial performance; however, you should not put undue reliance on these statements.  When used, the words "anticipates," "believes," "expects," "intends," "future," and other similar expressions, without limitation, identify forward-looking statements.  Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statements. These factors and uncertainties include but are not limited to: our ability to implement in all hospitals within the larger hospitals organizations with which we have agreements, our ability to implement in those hospitals with which we have scheduled implementations, the early stage of adoption of our Safety-Sponge® System and the need to expand adoption of our Safety-Sponge® System; the impact on our future revenue and cash flows from the ordering patterns of our exclusive distributor Cardinal Health; our need for additional financing to support our business; our reliance on third-party manufacturers, some of whom are sole-source suppliers, and on our exclusive distributor; and any inability to successfully protect our intellectual property portfolio.  In light of the risks and uncertainties, there can be no assurance that any forward-looking statement will in fact prove to be correct.

Forward-looking statements can be affected by many other factors, including, those described in the "Business", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and “Factors Affecting Future Results” sections of our Annual Report on Form 10-K for 2011, our Quarterly Reports on Form 10-Q and in our other public filings. These documents are available online through the SEC's website, www.sec.gov. Forward-looking statements are based on information presently available to senior management, and we have not assumed any duty to update any forward-looking statements.

Contact

For further information please contact Brian E. Stewart at (949) 387-2277.

PATIENT SAFETY TECHNOLOGIES, INC.

Consolidated Balance Sheets

	March 31, 2012	December 31, 2011
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$1,492,446	$3,668,524
Accounts receivable	1,943,459	1,307,510
Inventories, net	3,261,290	2,772,117
Prepaid expenses	44,102	180,802
Total current assets	6,741,297	7,928,953

Property and equipment, net	3,005,322	1,691,961
Goodwill	1,832,027	1,832,027
Patents, net	2,382,907	2,464,142
Other assets	37,462	40,463
Total assets	$13,999,015	$13,957,546

Liabilities and Stockholders’ Equity (Deficit)

Current liabilities
Accounts payable	$3,472,278	$2,808,524
Accrued liabilities	515,830	574,917
Deferred revenue	1,103,173	545,027
Total current liabilities	5,091,281	3,928,468

Stockholders’ equity
Total stockholders’ equity	8,907,734	10,029,078
Total liabilities and stockholders’ equity	$13,999,015	$13,957,546

PATIENT SAFETY TECHNOLOGIES, INC.

Consolidated Statements of Operations

	For the Three Months Ended March 31,
	2012	2011
Revenues	$3,102,258	$1,970,656
Cost of revenue	1,865,631	1,041,101
Gross profit	1,236,627	929,555

Operating expenses
Research and development	147,643	29,462
Sales and marketing	1,299,096	659,036
General and administrative	1,091,865	1,071,896
Total operating expenses	2,538,604	1,760,394

Operating loss	(1,301,977)	(830,839)

Other income (expense)
Interest income (expense), net	3,878	(4,192)
Gain (loss) on change in fair value of warrant derivative liability	—	210,262
Total other income (expense)	3,878	206,070

Loss income before income taxes	(1,298,099)	(624,769)
Income tax expense	(3,712)	(3,773)
Net loss	(1,301,811)	(628,542)
Preferred dividends	(130,523)	(123,959)
Loss applicable to common stockholders	$(1,432,334)	$(752,501)

Loss per common share
Basic and diluted	$(0.04)	$(0.03)

Weighted average common shares outstanding:
Basic and diluted	34,021,788	24,200,785